Exhibit 99.1

                                  NEWS RELEASE

November 29, 2006                                     Trading Symbol: KWPW:OTCBB

                       KEEWATIN WINDPOWER CORP. COMPLETES
                   $500,000 FINANCING AND 12-MONTH WIND STUDY

KEEWATIN WINDPOWER CORP. (OTCBB: KWPW) announces that it has completed a financing consisting of the sale of 715,000 shares of our common stock for $0.70 each, for aggregate proceeds of $500,500. We have also agreed to issue 71,500 shares of common stock as a finder's fee in connection with the financing. We intend to use the proceeds from the sale for pre-development costs in connection with our proposed wind power development project located in Saskatchewan, Canada.

The Company is also pleased to announce that it has now completed its twelve month wind study relating to its Saskatchewan project. The data exceeds the Company's minimum required capacity factor of 30%. Capacity factor is a wind turbine's actual energy output for the year divided by the energy output if the turbine operated at its rated capacity for the entire year.

In the opinion of management, the capacity factor is sufficient to warrant the planning and engineering of a wind power facility at this site. Phoenix Engineering Inc., of Calgary, Alberta, has been engaged to begin this planning and engineering phase of development, which will include turbine site recommendations, coordination of environmental assessment, grid integration studies and turbine equipment recommendations.

Further wind data will now be enhanced with the use of Sodar (sonic detection and ranging) equipment designed to measure wind speeds in different areas of the planned site. This process helps to maximize the yield of the wind resource by providing information crucial to turbine site placement.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which Keewatin Windpower Corp. has little or no control.

ON BEHALF OF THE BOARD
KEEWATIN WINDPOWER CORP.

Chris Craddock, President